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[logo:]  Q        Compaq Computer de Colombia S.A.
                  Cra. 7 No. 71-21 12th Floor Tower B
                  Bogota, Colombia
                  NIT 800.053.316-1

                  http://www.compaq.com.co                         CERTIFICATION


                             TO WHOM IT MAY CONCERN

COMPAQ COMPUTER DE COLOMBIA S.A., in its capacity as a Subsidiary of COMPAQ LATIN AMERICA CORPORATION, certifies that GLOBAL DATATEL LTDA. is an Authorized Reseller of COMPAQ products in Colombia and that additionally it has the support and backing of the COMPAQ RESELLERS CLUB, which entity is in charge of supporting its partners by training them, reporting to them and giving them support for all Presales, Sales and Post-Sales activities. Its Code is 10732.

In virtue of the foregoing, GLOBAL DATATEL LTDA. is able to provide COMPAQ products, as well as the warranty, support, maintenance and supply of spare parts, through the Authorized Service Providers, having for this purpose the backing and support of COMPAQ COMPUTER DE COLOMBIA S.A.

Issued in Santafe de Bogota, D.C., on the eighth (8th) day of the month of July of nineteen hundred ninety-nine (1999), and is valid for one (1) year from that date.


/s/ Sandra Gomez
------------------------------
SANDRA GOMEZ
Commercial Manager


[logo:]
COMPAQ